EXHIBIT 99.1

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Zhanna Golodryga Appointed to the Regions Financial Corp. Board of Directors

BIRMINGHAM, Ala. - Dec. 12, 2018 - Regions Financial Corp. (NYSE:RF) today announced that Zhanna Golodryga has been appointed to the company’s Board of Directors, effective January 1, 2019. Ms. Golodryga will serve on the Compensation and Human Resources Committee and the Risk Committee of the Board.

Ms. Golodryga is senior vice president, Chief Digital and Administrative Officer for Phillips 66, a diversified energy manufacturing and logistics company. The company processes, transports, stores, and markets fuels and products globally and is based in Houston, Texas.

“I’m pleased to welcome Zhanna to the Regions Board of Directors,” said Charles McCrary, Lead Independent Director and Chair-Elect of the Board. “With more than 30 years of experience in the energy industry and the information technology field, she brings to the Board a strong background in digital strategies, cybersecurity, information management, and the domestic and global energy sectors that will benefit our customers, company, and shareholders.”

Before joining Phillips 66 in April 2017, Ms. Golodryga served as Chief Information Officer and senior vice president of Services at Hess Corporation, with responsibility for managing the company’s service organizations, including global supply chain, global business transformation program, and global office services, as well as information management, enterprise architecture, infrastructure, and cybersecurity across the business. Her prior positions include vice president and Chief Information Officer at BHP Billiton Petroleum, vice president of Information Technology at TeleCheck International, Programs Director for Manager Information Systems at Baker Hughes, IT Services Manager at Marathon Oil, and Systems Analyst at 3D/International. Ms. Golodryga graduated from Kiev Engineering and Construction Institute in the Ukraine with a master’s degree in mechanical engineering. She serves on the board of the Memorial Hermann Foundation and was named one of the 50 Most Powerful Women in Oil and Gas by the National Diversity Council.

Regions is committed to serving the long-term interests of shareholders by maintaining strong governance principles and cultivating an experienced and engaged Board of Directors with diverse skills and attributes. The Board has adopted comprehensive Corporate Governance Principles to guide its oversight and independent governance. The

Corporate Governance Principles affirm that the Board will seek members from diverse professional backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure that the Board maintains an appropriate mix of skills and characteristics to meet the needs of the company.

With the addition of Ms. Golodryga, Regions will maintain a 15-member Board, which will, as of January 1, 2019, consist of 14 independent, outside directors.

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About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $125 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,500 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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